SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13D

          Under the Securities Exchange Act of 1934(AMENDMENT NO. 30)

                           WESTMORELAND COAL COMPANY
                                (NAME OF ISSUER)

                               DEPOSITORY SHARES
                         (TITLE OF CLASS OF SECURITIES)

                                   960878304
                                 (CUSIP NUMBER)

                              FRANK T. VICINO, JR.
          3312 NE 40TH STREET, FORT LAUDERDALE, FL 33308; 954-422-5710

 (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES AND
                                COMMUNICATIONS)

                                DECEMBER 10, 2008

            (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

IF THE FILING PERSON HAS PREVIOUSLY FILED A STATEMENT ON SCHEDULE 13G TO REPORT THE ACQUISITION WHICH IS THE SUBJECT OF THIS SCHEDULE 13D, AND IS FILING THIS SCHEDULE BECAUSE OF RULE 13D-1(E), 13D-1(F) OR 13D-1(G), CHECK THE FOLLOWING BOX / /.

NOTE: SCHEDULES FILED IN PAPER FORMAT SHALL INCLUDE A SIGNED ORIGINAL AND FIVE COPIES OF THE SCHEDULE, INCLUDING ALL EXHIBITS. SEE RULE 13D-7 FOR OTHER PARTIES TO WHOM COPIES ARE TO BE SENT.

* THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

                                  SCHEDULE 13D

 CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S.  IDENTIFICATION  NOS.  OF  ABOVE  PERSONS  (ENTITIES  ONLY)
ALLEN A. BLASE
--------------------------------------------------------------------------------
(2)  CHECK  THE  APPROPRIATE  BOX  IF  A                                (A)  /X/
     MEMBER  OF  A  GROUP  (SEE  INSTRUCTIONS)                          (B)  / /
--------------------------------------------------------------------------------
(3)  SEC  USE  ONLY
--------------------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)   PF,OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               820
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              0
                       ---------------------------------------------------------
                       (9)  SOLE  DISPOSITIVE  POWER

                             820
                       ---------------------------------------------------------
                       (10)  SHARED  DISPOSITIVE  POWER

                            157,080
--------------------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
      157,900
--------------------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)                  /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      24.6%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      IN, OO
--------------------------------------------------------------------------------

CUSIP  NO 960878304

                              CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S.  IDENTIFICATION  NOS.  OF  ABOVE  PERSONS  (ENTITIES  ONLY)
VICINO FAMILY HOLDINGS, INC.
--------------------------------------------------------------------------------
(2)  CHECK  THE  APPROPRIATE  BOX  IF  A                                (A)  /X/
     MEMBER  OF  A  GROUP  (SEE  INSTRUCTIONS)                          (B)  / /
--------------------------------------------------------------------------------
(3)  SEC  USE  ONLY
--------------------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)   WC
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   FLORIDA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               0
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              20,580
                       ---------------------------------------------------------
                       (9)  SOLE  DISPOSITIVE  POWER
                              0
                       ---------------------------------------------------------
                       (10)  SHARED  DISPOSITIVE  POWER
                              20,580
--------------------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
      20,580
--------------------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)                  /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      3.2%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      CO
--------------------------------------------------------------------------------

                              CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S.  IDENTIFICATION  NOS.  OF  ABOVE  PERSONS  (ENTITIES  ONLY)
VICINO FAMILY LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
(2)  CHECK  THE  APPROPRIATE  BOX  IF  A                                (A)  /X/
     MEMBER  OF  A  GROUP  (SEE  INSTRUCTIONS)                          (B)  / /
--------------------------------------------------------------------------------
(3)  SEC  USE  ONLY
--------------------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)   WC
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   FLORIDA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               0
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                             17,600
                       ---------------------------------------------------------
                       (9)  SOLE  DISPOSITIVE  POWER
                              0
                       ---------------------------------------------------------
                       (10)  SHARED  DISPOSITIVE  POWER
                             17,600
--------------------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
      17,600
--------------------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)                  /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      2.8%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      PN
--------------------------------------------------------------------------------

                              CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S.  IDENTIFICATION  NOS.  OF  ABOVE  PERSONS  (ENTITIES  ONLY)
ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/2001
--------------------------------------------------------------------------------
(2)  CHECK  THE  APPROPRIATE  BOX  IF  A                                (A)  /X/
     MEMBER  OF  A  GROUP  (SEE  INSTRUCTIONS)                          (B)  / /
--------------------------------------------------------------------------------
(3)  SEC  USE  ONLY
--------------------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)  OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               0
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              3,350
                       ---------------------------------------------------------
                       (9)  SOLE  DISPOSITIVE  POWER
                              0
                       ---------------------------------------------------------
                       (10)  SHARED  DISPOSITIVE  POWER
                              3,350
--------------------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
      3,350
--------------------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)                  /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      0.5%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      OO
--------------------------------------------------------------------------------

                              CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S.  IDENTIFICATION  NOS.  OF  ABOVE  PERSONS  (ENTITIES  ONLY)
ROSEMARY ANN VICINO
--------------------------------------------------------------------------------
(2)  CHECK  THE  APPROPRIATE  BOX  IF  A                                (A)  /X/
     MEMBER  OF  A  GROUP  (SEE  INSTRUCTIONS)                          (B)  / /
--------------------------------------------------------------------------------
(3)  SEC  USE  ONLY
--------------------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)  PF, OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               1,450
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              3,350
                       ---------------------------------------------------------
                       (9)  SOLE  DISPOSITIVE  POWER
                              0
                       ---------------------------------------------------------
                       (10)  SHARED  DISPOSITIVE  POWER
                              4,800
--------------------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
      4,800
--------------------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)                  /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      0.8%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      IN, OO
--------------------------------------------------------------------------------

                              CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S.  IDENTIFICATION  NOS.  OF  ABOVE  PERSONS  (ENTITIES  ONLY)
FRANK VICINO SR
--------------------------------------------------------------------------------
(2)  CHECK  THE  APPROPRIATE  BOX  IF  A                                (A)  /X/
     MEMBER  OF  A  GROUP  (SEE  INSTRUCTIONS)                          (B)  / /
--------------------------------------------------------------------------------
(3)  SEC  USE  ONLY
--------------------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)  PF, OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               34,170
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              3,400
                       ---------------------------------------------------------
                       (9)  SOLE  DISPOSITIVE  POWER
                              0
                       ---------------------------------------------------------
                       (10)  SHARED  DISPOSITIVE  POWER
                             37,570
--------------------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
      37,570
--------------------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)                  /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      5.9%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      IN, OO
--------------------------------------------------------------------------------

                              CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S.  IDENTIFICATION  NOS.  OF  ABOVE  PERSONS  (ENTITIES  ONLY)
FRANK VICINO SR REVOCABLE TRUST
--------------------------------------------------------------------------------
(2)  CHECK  THE  APPROPRIATE  BOX  IF  A                                (A)  /X/
     MEMBER  OF  A  GROUP  (SEE  INSTRUCTIONS)                          (B)  / /
--------------------------------------------------------------------------------
(3)  SEC  USE  ONLY
--------------------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)  OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               0
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              3,400
                       ---------------------------------------------------------
                       (9)  SOLE  DISPOSITIVE  POWER
                              0
                       ---------------------------------------------------------
                       (10) 3,400
--------------------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
      3,400
--------------------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)                  /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      0.5%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      OO
--------------------------------------------------------------------------------

                              CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S.  IDENTIFICATION  NOS.  OF  ABOVE  PERSONS  (ENTITIES  ONLY)
DEBORAH KLAMARUS
--------------------------------------------------------------------------------
(2)  CHECK  THE  APPROPRIATE  BOX  IF  A                                (A)  /X/
     MEMBER  OF  A  GROUP  (SEE  INSTRUCTIONS)                          (B)  / /
--------------------------------------------------------------------------------
(3)  SEC  USE  ONLY
--------------------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)  PF,OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               3,880
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              22,630
                       ---------------------------------------------------------
                       (9)  SOLE  DISPOSITIVE  POWER
                               0
                       ---------------------------------------------------------
                       (10) SHARED  DISPOSITIVE  POWER
                              26,510
--------------------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
      26,510
--------------------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)                  /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      4.1%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      IN, OO
--------------------------------------------------------------------------------

                              CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S.  IDENTIFICATION  NOS.  OF  ABOVE  PERSONS  (ENTITIES  ONLY)
KYLE KLAMARUS
--------------------------------------------------------------------------------
(2)  CHECK  THE  APPROPRIATE  BOX  IF  A                                (A)  /X/
     MEMBER  OF  A  GROUP  (SEE  INSTRUCTIONS)                          (B)  / /
--------------------------------------------------------------------------------
(3)  SEC  USE  ONLY
--------------------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)  PF
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               550
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              0
                       ---------------------------------------------------------
                       (9)  SOLE  DISPOSITIVE  POWER
                               0
                       ---------------------------------------------------------
                       (10) SHARED  DISPOSITIVE  POWER
                              550
--------------------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
      550
--------------------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)                  /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      0.1%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      IN
--------------------------------------------------------------------------------

CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S.  IDENTIFICATION  NOS.  OF  ABOVE  PERSONS  (ENTITIES  ONLY)
DEBORAH KLAMARUS ttee U/A DTD 6/24/1998
--------------------------------------------------------------------------------
(2)  CHECK  THE  APPROPRIATE  BOX  IF  A                                (A)  /X/
     MEMBER  OF  A  GROUP  (SEE  INSTRUCTIONS)                          (B)  / /
--------------------------------------------------------------------------------
(3)  SEC  USE  ONLY
--------------------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)  OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               0
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              2,050
                       ---------------------------------------------------------
                       (9)  SOLE  DISPOSITIVE  POWER
                              0
                       ---------------------------------------------------------
                       (10)  SHARED  DISPOSITIVE  POWER
                              2,050
--------------------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
      2,050
--------------------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)                  /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      0.3%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      OO
--------------------------------------------------------------------------------

CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S.  IDENTIFICATION  NOS.  OF  ABOVE  PERSONS  (ENTITIES  ONLY)
FRANK T. VICINO JR.
--------------------------------------------------------------------------------
(2)  CHECK  THE  APPROPRIATE  BOX  IF  A                                (A)  /X/
     MEMBER  OF  A  GROUP  (SEE  INSTRUCTIONS)                          (B)  / /
--------------------------------------------------------------------------------
(3)  SEC  USE  ONLY
--------------------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)  PF, OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               86,250
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              21,980
                       ---------------------------------------------------------
                       (9)  SOLE  DISPOSITIVE  POWER
                              0
                       ---------------------------------------------------------
                       (10)  SHARED  DISPOSITIVE  POWER
                              108,230
--------------------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
      108,230
--------------------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)                  /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      16.9%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      IN, OO
--------------------------------------------------------------------------------

                              CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S.  IDENTIFICATION  NOS.  OF  ABOVE  PERSONS  (ENTITIES  ONLY)
F.T. VICINO JR ttee U/A DTD 9/26/1997
--------------------------------------------------------------------------------
(2)  CHECK  THE  APPROPRIATE  BOX  IF  A                                (A)  /X/
     MEMBER  OF  A  GROUP  (SEE  INSTRUCTIONS)                          (B)  / /
--------------------------------------------------------------------------------
(3)  SEC  USE  ONLY
--------------------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)  OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   FLORIDA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               0
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              1,400
                       ---------------------------------------------------------
                       (9)   SOLE  DISPOSITIVE  POWER
                              0
                       ---------------------------------------------------------
                       (10)  SHARED  DISPOSITIVE  POWER
                             1,400
--------------------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
      1,400
--------------------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)                  /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      0.2%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      OO
--------------------------------------------------------------------------------

ITEM  1.     SECURITY  AND  ISSUER.

DEPOSITORY SHARES EACH REPRESENTING 1/4 OF A SHARE OF SERIES "A" CONVERTIBLE EXCHANGEABLE PREFERRED STOCK ITEM.

WESTMORELAND COAL COMPANY
2 NORTH CASCADE AVE, 114TH FLOOR
COLORADO SPRINGS, CO 80902

ITEM  2.     IDENTITY AND  BACKGROUND.

a)ALLEN A. BLASE
b)1073 SW 119TH AVE, DAVIE, FL 33325
c)ACCOUNT MANAGER FOR THE VICINO GROUP WHICH IS COMPRISED OF:
1. VICINO FAMILY HOLDINGS, INC.
2. VICINO FAMILY LIMITED PARTNERSHIP
3. ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/200
4. FRANK VICINO SR.
5. FRANK T. VICINO, JR.
6. DEBORAH KLAMARUS
7. F.T. VICINO JR. ttee U/A DTD 9/26/1997
8. FRANK VICINO SR REVOCABLE TRUST
9. DEBORAH KLAMARUS ttee U/A/ DTD 6/24/1998
10.KYLE KLAMARUS
d)NO CRIMINAL CONVICTIONS IN THE LAST FIVE YEARS (EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)
e) DURING THE LAST FIVE YEARS, ALLEN A. BLASE HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)USA

a)FRANK T. VICINO, JR.
b)3312 NE 40TH STREET, FORT LAUDERDALE, FL 33308
c) PRESIDENT OF F.VICINO & CO, INC.
  F.VICINO & CO, INC.
  CONSTRUCTION BUSINESS
  15 NE 2ND AVE
  FORT LAUDERDALE, FL 33441
d)NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)

e) DURING THE LAST FIVE YEARS, FRANK T. VICINO, JR. HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)USA

a)F. T. VICINO JR., ttee U/A DTD 9/26/1997
b)3312 NE 40TH STREET, FORT LAUDERDALE, FL 33308
c)THIS TRUST WAS CREATED FOR THE BENEFIT OF FRANK T. VICINO JR.S' MINOR CHILD
d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)
e) DURING THE LAST FIVE YEARS, F. T. VICINO JR. ttee U/A/ DTD 9/26/1997 HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)FLORIDA

a)DEBORAH KLAMARUS
b)15 NE 2ND AVE, DEERFIELD BEACH, FL 33441
c)SECRETARY FOR F.VICINO & CO, INC.
  F.VICINO & CO, INC.
  CONSTRUCTION BUSINESS
  15 NE 2ND AVE
  FORT LAUDERDALE, FL 33441
d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)
e) DURING THE LAST FIVE YEARS, DEBORAH KLAMARUS HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)USA

a)KYLE KLAMARUS
b)15 NE 2ND AVE, DEERFIELD BEACH, FL 33441
c)EXECUTIVE SUPERVISOR FOR F.VICINO & CO, INC.
  F.VICINO & CO, INC.
  CONSTRUCTION BUSINESS
  15 NE 2ND AVE
  FORT LAUDERDALE, FL 33441
d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)
e) DURING THE LAST FIVE YEARS, KYLE KLAMARUS HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)USA

a)DEBORAH KLAMARUS ttee U/A DTD 6/24/1998
b)15 NE 2ND AVE, DEERFIELD BEACH, FL 33441
c)THIS TRUST WAS CREATED FOR THE BENEFIT OF DEBORAH KLAMARUS' MINOR CHILD
d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)
e) DURING THE LAST FIVE YEARS, DEBORAH KLAMARUS ttee U/A DTD 6/24/1998 HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.

f)FLORIDA

a)FRANK VICINO SR.
b)3100 N OCEAN BLVD #1507, FORT LAUDERDALE, FL 33308
c)RETIRED
d)NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS (EXCLUDING TRAFFIC VIOLATIONS AND SIMILAR OFFENSES).
e) DURING THE LAST FIVE YEARS, FRANK VICINO SR. HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)USA

a)ROSEMARY ANN VICINO
b)3100 N OCEAN BLVD #1507, FORT LAUDERDALE, FL 33308
c)RETIRED
d)NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS (EXCLUDING TRAFFIC VIOLATIONS AND SIMILAR OFFENSES).
e) DURING THE LAST FIVE YEARS, ROSEMARY ANN VICINO HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)USA


a) FRANK VICINO SR REVOCABLE TRUST
b) 3100 N OCEAN BLVD #1507, FORT LAUDERDALE, FL 33308
c)THIS TRUST WAS CREATED FOR THE BENEFIT OF ROSEMARY ANN VICINO
d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)
e) DURING THE LAST FIVE YEARS, FRANK VICINO SR REVOCABLE TRUST HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)FLORIDA

a)ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/2001
b) 3100 N OCEAN BLVD #1507, FORT LAUDERDALE, FL 33308
c)THIS TRUST WAS CREATED FOR THE BENEFIT OF FRANK VICINO SR
d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)
e) DURING THE LAST FIVE YEARS, ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/2001 HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)FLORIDA

a)VICINO FAMILY LIMITED PARTNERSHIP
b)3312 NE 40TH STREET, FORT LAUDERDALE, FL 33308
c)THE PRINCIPAL BUSINESS OF VICINO FAMILY LIMITED PARTNERSHIP IS TO SERVE AS A PRIVATE INVESTMENT LIMITED PARTNERSHIP. VICINO FAMILY HOLDINGS, INC.IS THE GENERAL PARTNER OF VICINO FAMILY LIMITED PARTNERSHIP THEREFORE, PLEASE REFER TO THE INFORMATION BELOW FOR VICINO FAMILY HOLDINGS, INC. IN SATISFACTION OF INSTRUCTION C.

d)NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCLUDING TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)
e) DURING THE LAST FIVE YEARS, VICINO FAMILY LIMITED PARTNERSHIP HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.

a)VICINO FAMILY HOLDINGS, INC.
b)3312 NE 40TH STREET, FORT LAUDERDALE, FL 33308
c)THE PRINCIPAL BUSINESS OF VICINO HOLDINGS, INC. IS TO BE THE GENERAL PARTNER OF THE VICINO FAMILY LIMITED PARTNERSHIP AND TO MANAGE ITS AFFAIRS. VICINO FAMILY HOLDINGS, INC. IS OWNED 50/50 BY FRANK T. VICINO JR. AND DEBORAH KLAMARUS. PLEASE REFER TO THE INFORMATION PROVIDED ABOVE FOR FRANK T. VICINO JR. AND DEBORAH KLAMARUS TO SATISFY INSTRUCTION C.
d)NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCLUDING TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)
e)DURING THE LAST FIVE YEARS, VICINO FAMILY HOLDINGS, INC. HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.

ITEM  3.     SOURCE  AND  AMOUNT  OF  FUNDS  OR  OTHER  CONSIDERATION.

FOR THE PURPOSE OF PURCHASING HIS PERSONAL SHARES, ALLEN A. BLASE USES PERSONAL FUNDS. IN MANAGING THE OTHER LISTED REPORTING PERSONS' ACCOUNTS, ALLEN A. BLASE USES SUCH REPORTING PERSONS' FUNDS IN PURCHASING THE SUBJECT SECURITIES AND IF ANY PART OF THE PURCHASE PRICE IS OR WILL BE REPRESENTED BY FUNDS OR OTHER CONSIDERATION BORROWED OR OTHERWISE OBTAINED FOR THE PURPOSE OF ACQUIRING, HOLDING, TRADING OR VOTING THE SECURITIES, A DESCRIPTION OF THE TRANSACTION AND THE NAMES OF THE PARTIES THERETO. THE SECURITIES WERE HELD IN MARGIN ACCOUNTS AT SMITH BARNEY ETC. AND DIFFERENT AMOUNT BORROWED FROM TIME TO TIME DEPENDING ON THE RATION OF EQUITY TO DEBT IN THE ACCOUNT IF THE SECURITIES WERE ACQUIRED OTHER THAN BY PURCHASE, DESCRIBE THE METHOD OF ACQUISITION.

ITEM  4.     PURPOSE  OF  TRANSACTION.
THE PURPOSE OF THE TRANSACTIONS IS THE ACCUMULATION OF WESTMORELAND COAL PREFERRED SHARES WITH THE EXPECTATION OF HIGH RETURN AND FOR INVESTMENT PURPOSES ONLY. THE REPORTING PERSONS HAVE NO PLANS OR PROPOSALS RELATING TO ANY OF THE ITEMS LISTED IN a THOUGH j.

ITEM  5.     INTEREST  IN  SECURITIES  OF  THE  ISSUER.

   1. ALLEN A. BLASE
      a. THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 157,900.
         PERCENTAGE: 24.6%. THE PERCENTAGE USED HEREIN AND IN THE REST OF ITEM 5 ARE CALCULATED BASED UPON 640,520 1/4 PREFERRED SHARES OF THE COMPANY ISSUED AND OUTSTANDING AS OF SEPTEMBER 31, 2007, AS DISCLOSED IN THE COMPANY'S QUATERLY REPORT ON FORM 10Q FILED WITH THE SEC.

      b. SOLE POWER TO VOTE OR DIRECT VOTE: 820
         SHARED POWER TO VOTE OR DIRECT VOTE: 0
         SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 820
         SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 157,080. ALLEN
         A. BLASE HAS THE SHARED POWER TO DISPOSE OF:
         1. 2,980 SHARES OWNED BY THE VICINO FAMILY HOLDINGS, INC.;
         2. 17,600 SHARES OWNED BY THE VICINO FAMILY LIMITED PARTNERSHIP;
         3. 3,350 SHARES OWNED BY ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/2001;
         4. 34,170 SHARES OWNED BY FRANK VICINO SR.;

         5. 3,400 SHARES OWNED BY FRANK VICINO SR REVOCABLE TRUST;
         6. 3,880 SHARES OWNED BY DEBORAH KLAMARUS;
         7. 2,050 SHARES OWNED BY DEBORAH KLAMARUS ttee U/A DTD 6/24/1998;
         8. 1,400   SHARES OWNED BY F. T. VICINO JR ttee U/A DTD 9/26/1997;
         9. 86,250 SHARES OWNED BY FRANK T. VICINO JR. AND
         10.  1,450 SHARES OWNED BY ROSEMARY ANN VICINO

      c. ALL SHARES WERE PURCHASED/SOLD THROUGH REGISTERED BROKER-DEALERS ON THE OPEN MARKER

PERSONS NAMED IN PARAGRAPH (a)      DATE OF TRANSACTION   HOW TRANSACTION WAS EFFECTED   AMOUNT OF SECURITIES   PRICE PER SHARE
VICINO FAMILY LIMITED PARTNERS           10/16/08              SLD                                      300      $     16.5000
VICINO FAMILY LIMITED PARTNERS           10/16/08              SLD                                      300      $     16.0000
FRANK T VICINO TTE ROSEMARY TT           10/16/08              SLD                                      300      $     19.0033
DEBORAH KLAMERUS TTE U/A                 10/16/08              SLD                                      300      $     16.2500
DTD 06/24/1998
DEBORAH KLAMERUS TTE U/A                 10/16/08              SLD                                      300      $     16.2500
DTD 06/24/1998
FRANK T VICINO JR                        10/16/08              BOT                         1200                  $     16.9500
FRANK T VICINO JR                        10/16/08              BOT                          700                  $     17.0500
FRANK T VICINO JR                        10/16/08              BOT                          700                  $     16.9000
FRANK T VICINO JR                        10/16/08              BOT                          500                  $     17.5000
FRANK T VICINO JR                        10/16/08              BOT                          500                  $     17.7500
FRANK T VICINO JR                        10/16/08              BOT                          500                  $     18.0000
KYLE KLAMERUS                            10/16/08              BOT                          300                  $     16.2500
DEBORAH KLAMERUS                         10/16/08              BOT                          300                  $     16.2500
FRANK T VICINO JR                        10/16/08              BOT                          300                  $     17.0000
FRANK T VICINO JR                        10/16/08              BOT                          300                  $     16.9000
KYLE KLAMERUS                            10/16/08              BOT                          250                  $     16.2500
FRANK T VICINO SR                        10/16/08              BOT                          150                  $     21.0000
FRANK T VICINO JR                        10/16/08              BOT                          150                  $     18.9900
FRANK T VICINO JR                        10/16/08              BOT                          100                  $     20.5000
VICINO FAMILY LIMITED PARTNERS           10/22/08              SLD                                      300      $     19.7667
VICINO FAMILY LIMITED PARTNERS           10/22/08              SLD                                     4400      $     19.7500
ROSEMARY ANN VICINO                      10/22/08              JE       To ML 750-                     1450
                                                                           10896.
ROSEMARY ANN VICINO  REVOCABLE           10/22/08              JE      From ML 750-        1450
TRUST DTD 12/28/2001                                                       50702.
FRANK T VICINO SR                        10/22/08              JE       To ML 750-                    12000
                                                                           10999.
FRANK T VICINO JR                        10/22/08              JE      From ML 750-       12000
                                                                           50701.
FRANK T VICINO JR                        10/22/08              JE       To ML 750-                    33000
                                                                           49G94.
FRANK T VICINO JR                        10/22/08              JE      From ML 750-       33000
                                                                           57B45.
FRANK T VICINO SR REVOCABLE TRUST        10/24/08              JE       To ML 750-                     1000
                                                                           10896.
ROSEMARY ANN VICINO  REVOCABLE           10/24/08              JE      From ML 750-        1000
TRUST DTD 12/28/2001                                                       10999.
FRANK T VICINO JR                        10/24/08              SLD                                      200      $     20.5000
FRANK T VICINO JR                        10/24/08              BOT                          200                  $     20.5000
FRANK T VICINO JR                        10/27/08              BOT                          200                  $     19.3000
FRANK T VICINO JR                        10/28/08              BOT                          200                  $     19.9500
FRANK T VICINO JR                        10/28/08              BOT                          300                  $     19.5000
FRANK T VICINO JR                        10/28/08              BOT                          500                  $     20.0000
FRANK T VICINO SR                        11/12/08              BOT                          100                  $     15.5000
FRANK T VICINO SR                        11/12/08              BOT                          100                  $     16.2000
FRANK T VICINO JR                        11/12/08              BOT                          100                  $     14.5000
FRANK T VICINO SR                        11/24/08              BOT                          100                  $     16.8500
FRANK T VICINO SR                        11/26/08              BOT                          100                  $     14.5500
FRANK T VICINO SR                        11/26/08              BOT                          300                  $     16.4700
FRANK T VICINO SR                        11/26/08              BOT                          300                  $     16.4700
FRANK T VICINO SR                        11/26/08              BOT                          300                  $     16.4700
FRANK T VICINO SR                        11/26/08              BOT                          300                  $     16.4700
FRANK T VICINO SR                        11/26/08              BOT                          300                  $     16.4800
FRANK T VICINO SR                        11/28/08              BOT                          100                  $     19.0000
FRANK T VICINO SR                        11/28/08              BOT                          100                  $     20.9500
FRANK T VICINO SR                        12/05/08              BOT                          120                  $     18.0000
FRANK T VICINO SR                        12/05/08              BOT                          200                  $     17.0000
FRANK T VICINO SR                        12/05/08              BOT                          200                  $     16.5000
FRANK T VICINO SR                        12/05/08              BOT                          500                  $     19.0000
DEBORAH KLAMERUS                         12/05/08              BOT                          130                  $     18.0000
FRANK T VICINO JR TTE U/A DTD            12/08/08              BOT                          250                  $     19.9980
9/26/1997
FRANK T VICINO JR TTE U/A DTD            12/08/08              BOT                          250                  $     19.9980
9/26/1997
FRANK T VICINO SR                        12/08/08              BOT                          500                  $     20.0000
FRANK T VICINO JR                        12/08/08              BOT                          200                  $     20.0000
FRANK T VICINO JR                        12/09/08              BOT                          500                  $     20.2500
FRANK T VICINO JR                        12/10/08              BOT                          500                  $     20.0000

      d. - VICINO FAMILY HOLDINGS, INC. AS THE GENERAL PARTNER OF VICINO FAMILY LIMITED PARTNERSHIP, HAS THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES OF VICINO FAMILY LIMITED PARTNERSHIP,.
         -  FRANK T. VICINO JR. AND DEBORAH KLAMERUS ARE THE OWNERS AND
            OFFICERS OF VICINO FAMILY HOLDINGS, INC. AND IN THAT CAPACITY HAS THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES.
         -  ROSEMARY ANN VICINO HAS THE HAS THE RIGHT TO RECEIVE OR THE POWER
            TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE ROSEMARY ANN VICINO REVOCABLE TRUST DATED 12/28/2001.
         -  DEBORAH KLAMERUS HAS THE RIGHT TO RECEIVE OR THE POWER TO DIRECT
            THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES, THE SHARES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE DEBORAH KLAMERUS ttee U/A DTD 6/24/1998 TRUST.
         - FRANK T. VICINO JR. HAS THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE F.T. VICINO JR. ttee U/A DTD 9/26/1997
         - FRANK T. VICINO JR. HAS THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE F.T. VICINO ttee U/A DTD 9/26/1997.

         - OTHER THAN IN HER PERSONAL SHARES, VICINO FAMILY HOLDINGS, INC. VICINO FAMILY LIMITED PARTNERSHIP AND FRANK T. VICINO JR. SHARE THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES BENEFICIALLY OWNED BY DEBORAH KLAMERUS.
         - OTHER THAN IN HIS PERSONAL SHARES, VICINO FAMILY HOLDINGS, INC. VICINO FAMILY LIMITED PARTNERSHIP, DEBORAH KLAMERUS, F.T. VICINO ttee U/A DTD 9/26/1997 AND F.T. VICINO JR ttee U/A DTD 9/26/1997 HAVE THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES BENEFICIALLY OWNED BY DEBORAH KLAMERUS.

    e.  N/A.

2.  VICINO FAMILY HOLDINGS, INC.
    a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 20,580
        PERCENTAGE: 3.2%.

    b.  SOLE POWER TO VOTE OR DIRECT VOTE: 0
        SHARED POWER TO VOTE OR DIRECT VOTE: 20,580
        SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
        SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 20,580. VICINO FAMILY HOLDINGS, INC. HAS THE POWER TO DISPOSE OF:
        1.  17,600 SHARES OWNED BY VICINO FAMILY LIMITED PARTNERS

    c.  N/A

    d. VICINO FAMILY HOLDINGS, INC. AS THE GENERAL PARTNER OF VICINO FAMILY LIMITED PARTNERSHIP, HAS THE POWER TO DIRECT THE AFFAIRS OF VICINO FAMILY LIMITED PARTNERSHIP, INCLUDING DECISIONS RESPECTING THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES. FRANK T. VICINO JR. AND DEBORAH KLAMARUS ARE THE OWNERS AND OFFICERS OF VICINO FAMILY HOLDINGS, INC. AND IN THAT CAPACITY DIRECTS ITS OPERATIONS.THE VICINO FAMILY LIMITED PARTNERSHIP CAN ALSO DIRECT THE RECEIPT OF DIVIDENDS AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF THE ABOVE SHARES TO THE EXTENT OF ITS OWN SHARES.

    e.  N/A.

    3.  VICINO FAMILY LIMITED PARTNERSHIP
    a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 17,600.
        PERCENTAGE: 2.8%.

    b.  SOLE POWER TO VOTE OR DIRECT VOTE: 0
        SHARED POWER TO VOTE OR DIRECT VOTE: 17,600
        SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
        SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 17,600

    c.  SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE

    d. VICINO FAMILY HOLDINGS, INC., THE GENERAL PARTNER OF VICINO FAMILY LIMITED PARTNERSHIP, HAS THE POWER TO DIRECT THE AFFAIRS OF VICINO FAMILY LIMITED PARTNERSHIP, INCLUDING DECISIONS RESPECTING THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY VICINO FAMILY LIMITED PARTNERSHIP. FRANK T. VICINO JR. AND DEBORAH KLAMARUS ARE THE OWNERS AND OFFICERS OF VICINO FAMILY HOLDINGS AND IN THAT CAPACITY DIRECTS ITS OPERATIONS.

    e.  N/A.

    4.  ROSEMARY ANN VICINO
    a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 4,800. PERCENTAGE:
        0.8%.

    b.  SOLE POWER TO VOTE OR DIRECT VOTE: 1,450
        SHARED POWER TO VOTE OR DIRECT VOTE: 3,350
        SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
        SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 4,800. ROSEMARY ANN VICINO HAS THE POWER TO DISPOSE OF:
             1. 3,350 SHARES OWNED BY ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/2001

    c.  N/A

    d.  N/A

    e.  N/A.

    5.  ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/2001
    a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 3,350. PERCENTAGE:
        0.5%.

    b.  SOLE POWER TO VOTE OR DIRECT VOTE: 0
        SHARED POWER TO VOTE OR DIRECT VOTE: 3,350
        SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
        SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 3,350.

    c.  N/A

    d. ROSEMARY ANN VICINO HAS THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/2001

    e.  N/A

    6.  FRANK VICINO SR.
    a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 37,570.
        PERCENTAGE: 5.9%.

    b.  SOLE POWER TO VOTE OR DIRECT VOTE: 34,170
        SHARED POWER TO VOTE OR DIRECT VOTE: 3,400
        SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
        SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 37,570. FRANK VICINO SR HAS THE POWER TO DISPOSE OF:
             1.        3,400 SHARES OWNED BY FRANK VICINO SR REVOCABLE TRUST

    c.  SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE

    d.  N/A

    e.  N/A.

    7.  FRANK VICINO SR. REVOCABLE TRUST
    a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 3,400. PERCENTAGE:
        0.5%.

    b.  SOLE POWER TO VOTE OR DIRECT VOTE: 0
        SHARED POWER TO VOTE OR DIRECT VOTE: 3,400
        SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
        SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 3,400.

    c.  SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE

    d. FRANK VICINO SR HAS THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE TRUST.

    e.  N/A.

    8.  DEBORAH KLAMARUS
    a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 26,510
        PERCENTAGES: 4.1%.

    b.  SOLE POWER TO VOTE OR DIRECT VOTE: 3,880
        SHARED POWER TO VOTE OR DIRECT VOTE: 22,630
        SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
        SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 26,510. DEBORAH KLAMERUS HAS THE POWER TO DISPOSE OF:
        1.  2,980 SHARES OWNED BY VICINO FAMILY HOLDINGS, INC.
        2.  17,600 SHARES OWNED BY VICINO FAMILY LIMITED PARTNERSHIP AND
        3.  2,050 SHARES OWNED BY DEBORAH KLAMERUS ttee U/A DTD 6/24/1998

    c.  SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE

    d. OTHER THAN IN HER PERSONAL SHARES, VICINO FAMILY HOLDINGS, INC. VICINO FAMILY LIMITED PARTNERSHIP AND FRANK T. VICINO JR. SHARE THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY DEBORAH KLAMARUS.

    e.  N/A.

    9.  KYLE KLAMARUS

    a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 550 PERCENTAGES:
        0.1%.

    b.  SOLE POWER TO VOTE OR DIRECT VOTE: 550
        a.  SHARED POWER TO VOTE OR DIRECT VOTE: 0
        b.  SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
        c.  SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 550

    c.  SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE

    d.  N/A

    e.  N/A.

    10.      DEBORAH KLAMARUS ttee U/A DTD 6/24/1998

    a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 2,050 PERCENTAGE:
        0.3%.

    b.  SOLE POWER TO VOTE OR DIRECT VOTE: 0
        SHARED POWER TO VOTE OR DIRECT VOTE: 2,050
        SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
        SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 2,050.

    c.  SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE

    d. DEBORAH KLAMARUS HAS THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE DEBORAH KLAMARUS ttee U/A DTD 6/24/1998 TRUST.

    e.  N/A.

    11.      F.T. VICINO JR. ttee U/A DTD 9/26/1997
    a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 1,400 PERCENTAGE:
        0.2%.

    b.  SOLE POWER TO VOTE OR DIRECT VOTE:0
        SHARED POWER TO VOTE OR DIRECT VOTE: 1,400
        SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
        SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 1,400.

    c.  SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE

    d. FRANK T. VICINO JR. HAS THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE F.T. VICINO JR. ttee U/A DTD 9/26/1997

    e.  N/A.

    12.      FRANK T. VICINO JR

    a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 108,230
        PERCENTAGE: 16.9%.

    b.  SOLE POWER TO VOTE OR DIRECT VOTE: 81,250
        SHARED POWER TO VOTE OR DIRECT VOTE: 21,980
        SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
        SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 108,230

    c.  SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE

    d. OTHER THAN IN HIS PERSONAL SHARES, VICINO FAMILY HOLDINGS, INC. VICINO FAMILY LIMITED PARTNERSHIP, DEBORAH KLAMARUS, F.T. VICINO ttee U/A DTD 9/26/1997 AND F.T. VICINO JR ttee U/A DTD 9/26/1997 HAVE THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY DEBORAH KLAMARUS

    e.  N/A.

ITEM  6.     CONTRACTS,  ARRANGEMENTS,  UNDERSTANDINGS,  OR  RELATIONSHIPS  WITH
RESPECT  TO  SECURITIES  OF  THE  ISSUER.

ON OR ABOUT DECEMBER 23, 1997, THE REPORTING PERSONS HEREIN ENTERED INTO AN AGREEMENT WHEREBY ALLEN A. BLASE WOULD MANAGE THEIR INVESTMENT ACCOUNT FOR THE PURPOSE OF ACCUMULATING WESTMORELAND COAL 1/4 PREFERRED STOCK .

ITEM  7.     MATERIALS  TO  BE  FILED  AS  EXHIBITS.

None.

                                   SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

DATED: MARCH 31, 2009

                  REPORTING PERSONS:

                  /S/ ALLEN A. BLASE
                   ------------------------
                   Name: ALLEN A. BLASE
                   Title: SHAREHOLDER

                  /S/ FRANK VICINO SR
                  ----------------------------
                  Name: FRANK VICINO SR
                  Title: SHAREHOLDER
                  FRANK VICINO SR, INDIVIDUALLY AND
                  AS TRUSTEE FOR THE FRANK VICINO SR
                  REVOCABLE TRUST

                  /S/ ROSEMARY ANN VICINO
                  ----------------------------
                  Name: ROSEMARY ANN VICINO
                  Title: SHAREHOLDER
                  ROSEMARY ANN VICINO, INDIVIDUALLY AND
                  AS TRUSTEE FOR THE ROSEMARY ANN VICINO
                  REVOCABLE TRUST DTD 12/28/2001

                  /S/ DEBORAH KLAMERUS
                  ----------------------------
                  Name: DEBORAH KLAMERUS
                  Title: SHAREHOLDER
                  DEBORAH KLAMERUS,INDIVIDUALLY AND AS TRUSTEE
                  FOR THE DEBORAH KLAMERUS ttee U/A DTD
                  06/24/1998

                  /S/ KYLE KLAMERUS
                  ----------------------------
                  Name: KYLE KLAMERUS
                  Title: SHAREHOLDER

                  /S/ FRANK T. VICINO JR
                  --------------------------
                  Name: FRANK T. VICINO JR
                  Title: SHAREHOLDER
                  FRANK T. VICINO, INDIVIDUALLY, AS PRESIDENT OF
                  VICINO FAMILY HOLDINGS, INC., AS TRUSTEE FOR F.T. VICINO JR. ttee U/A DTD 9/26/1997 AND ON BEHALF OF VICINO FAMILY HOLDINGS, INC., GENERAL PARTNER OF VICINO FAMILY LIMITED PARTNERSHIP.

                                   EXHIBIT 1

                     AGREEMENT TO FILING STATEMENT JOINTLY
                     -------------------------------------

THE UNDERSIGNED PARTIES HEREBY CERTIFY THAT THE FOREGOING IN FILED ON BEHALF OF EACH ONE OF THEM INDIVIDUALLY, PURSUANT TO 13d-1(k)(1)(iii).

               By:
                   /S/ ALLEN A. BLASE
                   ------------------------
                   Name: ALLEN A. BLASE
                   Title: SHAREHOLDER

                  /S/ FRANK VICINO SR
                  ----------------------------
                  Name: FRANK VICINO SR
                  Title: SHAREHOLDER
                  FRANK VICINO SR, INDIVIDUALLY AND
                  AS TRUSTEE FOR THE FRANK VICINO SR
                  REVOCABLE TRUST

                  /S/ ROSEMARY ANN VICINO
                  ----------------------------
                  Name: ROSEMARY ANN VICINO
                  Title: SHAREHOLDER
                  ROSEMARY ANN VICINO, INDIVIDUALLY AND
                  AS TRUSTEE FOR THE ROSEMARY ANN VICINO
                  REVOCABLE TRUST DTD 12/28/2001

                  /S/ DEBORAH KLAMERUS
                  ----------------------------
                  Name: DEBORAH KLAMERUS
                  Title: SHAREHOLDER
                  DEBORAH KLAMERUS,INDIVIDUALLY AND AS TRUSTEE
                  FOR THE DEBORAH KLAMERUS ttee U/A DTD
                  06/24/1998

                  /S/ KYLE KLAMERUS
                  ----------------------------
                  Name: KYLE KLAMERUS
                  Title: SHAREHOLDER

                  /S/ FRANK T. VICINO JR
                  --------------------------
                  Name: FRANK T. VICINO JR
                  Title: SHAREHOLDER
                  FRANK T. VICINO, INDIVIDUALLY, AS PRESIDENT OF
                  VICINO FAMILY HOLDINGS, INC., AS TRUSTEE FOR F.T. VICINO JR. ttee U/A DTD 9/26/1997 AND ON BEHALF OF VICINO FAMILY HOLDINGS, INC., GENERAL PARTNER OF VICINO FAMILY LIMITED PARTNERSHIP.